As filed with the Securities and Exchange Commission May 26, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIMEO, INC.

(formerly known as Vimeo Holdings, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	85-4334195
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

555 West 18th Street

New York, New York 10011

(212) 314-7300

(Address of principal executive offices) (Zip Code)

Vimeo, Inc. 2021 Stock and Annual Incentive Plan

(Full title of the Plan)

Michael A. Cheah, Esq. General Counsel and Secretary Jessica Tracy Vice President, Associate General Counsel - Securities & Governance Vimeo, Inc. 555 West 18th Street New York, New York 10011

(Name and address of agent for service)

(212) 314-7300

(Telephone number, including area code, of agent for service)

Copies to:

Andrew J. Nussbaum, Esq. Jenna E. Levine, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403 1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share, of Vimeo, Inc.	30,445,338	(3)	$44.04	$1,340,660,458.83	$146,266.06

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of common stock, par value $0.01 per share, of Registrant (“Vimeo Common Stock”) that become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Vimeo Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rules 457(c) and 457(h) under the Securities Act, on the average of the high and low prices of Vimeo Common Stock as reported on The Nasdaq Global Select Market on May 25, 2021.

(3)	This Registration Statement on Form S-8 registers the issuance of 30,445,338 shares of Vimeo Common Stock under the Vimeo, Inc. 2021 Stock and Annual Incentive Plan.

EXPLANATORY NOTE

Reference is made herein to the transactions contemplated by that certain Separation Agreement (the “Separation Agreement”), dated as of May 24, 2021, by and between IAC/InterActiveCorp, a Delaware corporation (“IAC”), and Vimeo, Inc., a Delaware corporation formerly known as Vimeo Holdings, Inc. (“Vimeo” or the “Registrant”).

On May 25, 2021, as contemplated by the Separation Agreement, IAC and Vimeo completed the separation of the Vimeo business from the remaining businesses of IAC (the “Spin-off”) through a series of transactions that resulted in the pre-transaction stockholders of IAC owning shares in two, separate public companies—(1) IAC, which retained the non-Vimeo businesses of IAC, and (2) the Registrant which owns the Vimeo business.

This Registration Statement registers the issuance of 30,445,338 shares of common stock, par value $0.01 per share, of the Registrant (“Vimeo Common Stock”) under the Vimeo, Inc. 2021 Stock and Annual Incentive Plan (the “Plan”). The Plan became effective upon the consummation of the Spin-off.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated in this Registration Statement by reference:

1.	The definitive Joint Proxy Statement/Consent Solicitation Statement/Prospectus filed with the Commission on April 8, 2021, by the Registrant and IAC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), which contains audited consolidated financial statements of the Registrant for the latest fiscal year for which such statements have been filed;

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the Commission on May 10, 2021;

3.	The Registrant’s Current Reports on Form 8-K filed with the Commission on May 5, 2021 and May 26, 2021; and

4.	The description of Vimeo Common Stock contained in the Registration Statement on Form 8-A (File No. 001-40420) filed by the Registrant with the Commission on May 17, 2021.

All documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the securities offered pursuant to this Registration Statement has been passed on by Michael A. Cheah, General Counsel and Secretary of the Registrant.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also permits a corporation to pay expenses incurred by a director or officer in advance of the final disposition of a proceeding, subject to receipt of an undertaking by such director or officer to repay such amount if it shall be ultimately determined that such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

The organizational documents of the Registrant provide for indemnification of Vimeo’s directors and officers (and their legal representatives), and of those serving at the request of the relevant board of directors or officers as an employee or agent of the corporation, or as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, to the fullest extent authorized by the DGCL, except that the relevant corporation shall indemnify a person for a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the relevant board of directors. The by-laws of the Registrant specifically provide for mandatory advancement of expenses to persons entitled to indemnification in defending any action, suit or proceeding in advance of its final disposition; provided, that, if the DGCL so requires, such persons provide an undertaking to repay such amounts advanced if it is ultimately determined that such person is not entitled to indemnification. From time to time, the directors and officers of the Registrant may be provided with indemnification agreements that are consistent with or greater than the foregoing provisions and, to the extent such directors and officers serve as executive officers or directors of subsidiaries of the Registrant, consistent with the indemnification provisions of the charter documents of such subsidiaries. The Registrant has adopted (or may adopt) policies of directors’ and officers’ liability insurance to insure directors and officers against the costs of defense, settlement and/or payment of judgments under certain circumstances. The Registrant believes that the agreements and arrangements described above are necessary to attract and retain qualified persons as directors and officers.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The certificate of incorporation of the Registrant provides for such limitation of liability.

The Spin-off-related agreements entered into by the Registrant and IAC, forms of which were filed as Annexes to Amendment No. 4 to the Joint Registration Statement on Form S-4/A (File No. 333-251656) filed by the Registrant and IAC with the SEC on April 5, 2021, may contain provisions regarding indemnification of the Registrant’s directors and officers against certain liabilities.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description of Document

4.1	Amended and Restated Certificate of Incorporation of Vimeo, Inc.*

4.2	Amended and Restated By-laws of Vimeo, Inc.*

4.3	Vimeo, Inc. 2021 Stock and Annual Incentive Plan*

5.1	Opinion of Michael A. Cheah, General Counsel and Secretary of the Registrant, as to the validity of the securities being registered*

23.1	Consent of Michael A. Cheah, General Counsel and Secretary of the Registrant (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for Vimeo, Inc.*

24.1	Powers of Attorney (including in signature pages hereto)

*            Filed herewith

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 26, 2021.

VIMEO, INC.

By:	/s/ Michael A. Cheah
Name: Michael A. Cheah
Title: General Counsel and Secretary

Each person whose signature appears below constitutes and appoints Michael A. Cheah and Jessica Tracy, and each of them, with full power to act without the other, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF and pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on indicated May 26, 2021.

Signature	Title
/s/ Adam Gross Adam Gross	Director
/s/ Alesia J. Haas Alesia J. Haas	Director
/s/ Kendall Handler Kendall Handler	Director
/s/ Ida Kane Ida Kane	Director

/s/ Mo Koyfman Mo Koyfman	Director
/s/ Spike Lee Spike Lee	Director
/s/ Joseph Levin Joseph Levin	Director
/s/ Nabil Mallick Nabil Mallick	Director
/s/ Glenn Schiffman Glenn Schiffman	Director
/s/ Anjali Sud Anjali Sud	Director and Chief Executive Officer
/s/ George C. Wolfe George C. Wolfe	Director
/s/ Narayan Menon Narayan Menon	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)